EXHIBIT 32: Rule 13a-14(b) Certifications

The undersigned officers certify that this report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, and that the information contained in the report fairly presents, in all material respects, the financial condition and results of operations of China Sure Water (USA) Inc.

A signed original of this written statement required by Section 906 has been provided to China Sure Water (USA) Inc. and will be retained by China Sure Water (USA) Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

November 14, 2011	/s/ Xinhong Guo
Xinhong Guo (Chief Executive Officer)

November 14, 2011	/s/ Xiaojie Guo
Xiaojie Guo (Chief Financial Officer)